Exhibit 3.1

SMARTKEM, INC.

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A-1 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 242 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Ian Jenks and Barbra Keck, do hereby certify that:

1.                   They are the Chairman and Secretary, respectively, of SmartKem, Inc., a Delaware corporation (the “Corporation”).

2.                   This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on January 29, 2024 (the “Certificate of Designation”).

3.                   The first sentence of Section 3(b) of the Certificate of Designation is amended and restated in its entirety as follows:

“In the event that on January 31, 2025, the trailing 30-day VWAP is less than the then in effect Conversion Price, the Series A-1 Preferred Stock shall begin accruing dividends at the annual rate of 19.99% of the Stated Value (the “Series A-1 Dividend”).”

4.                   This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5.                   All other provisions of the Certificate of Designation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment on this 11th day of December, 2024.

/s/ Ian Jenks	/s/ Barbra Keck

Name: Ian Jenks	Name: Barbra Keck
Title: Chairman	Title: Secretary

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